Exhibit 5.2

June 3, 2013

Retail Opportunity Investments Partnership, LP
c/o Retail Opportunity Investments Corp.
8905 Towne Centre Drive, Suite 108
San Diego, California 92122

Ladies and Gentlemen:

We have acted as counsel to Retail Opportunity Investments Partnership, LP (the “Partnership”) in connection with a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to possible offerings from time to time by the Partnership of: (1) its debt securities (which may be issued in one or more series) ("Debt Securities"); and (2) guarantees by the Partnership (“Guarantees”) of debt securities issued by Retail Opportunity Investments Corp., a Maryland corporation  (the "Company").

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1.           The Operating Partnership is duly formed as a limited partnership under the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware.

2.           When Retail Opportunity Investments GP, LLC (the "General Partner"), the general partner of the Partnership, authorizes the creation of one or more series of Debt Securities, and in accordance with that authorization and a duly executed and delivered indenture and any supplemental indenture between the Partnership and the trustee named therein, those Debt Securities are issued as contemplated in the Registration Statement, if the interest on those Debt Securities is not at a rate which violates applicable law and consideration therefor has been received by the Partnership, those Debt Securities will constitute valid and legally binding obligations of the Partnership.

3.           When the General Partner authorizes the issuance of Guarantees, and in accordance with that authorization such Guarantees have been duly executed and delivered by the Partnership in conformity with a duly executed and delivered indenture and any supplemental indenture between the Company, the Partnership and the trustee named therein, such Guarantees have been issued as contemplated by the Registration Statement and consideration therefor has been received by the Partnership, such Guarantees will constitute valid and legally binding obligations of the Partnership.

The opinions set forth in this letter relate only to the laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP